UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

March 27, 2017

Date of Report (Date of Earliest Event Reported)

Fortive Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37654	47-5654583
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6920 Seaway Blvd

Everett, WA 98203

(Address of principal executive offices)

Registrant’s telephone number, including area code: (425) 446 - 5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance and Change in Control Plan for Officers

On March 27, 2017, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Fortive Corporation, a Delaware corporation (the “Company”), adopted the Company’s Severance and Change in Control Plan for Officers (the “Plan”). The Plan provides for certain severance benefits for officers (within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended) of the Company upon (i) a termination without “Cause” (as defined in the Plan) or Good Reason Resignation (as defined in the Plan), in either case, occurring within two years after a Change in Control (as defined in the Plan) (a “Change in Control Termination”) or (ii) a termination without Cause that is not a Change in Control Termination (“Involuntary Termination”). The Plan was adopted by the Committee after assessment of market practices and to ensure that the Company’s executive officers remain focused on the Company’s businesses during periods of uncertainty and pursue transaction in the best interest of the Company’s stockholders. The Plan does not provide for any excise tax gross-up benefit to any executive officer.

Change in Control Termination.

Under the Plan, Change in Control is defined as (i) a merger, consolidation or reorganization in which the Company is not the surviving entity and in which the voting securities of Company immediately prior to such transaction would represent, including through conversion, 50% or less of the voting securities of the surviving entity, (ii) sale of all or substantially all assets of the Company, or (iii) any transaction approved by the Board that results in any person or entity that is not an affiliate of the Company owning 100% of the Company’s outstanding voting securities. In the event of a Change in Control Termination and subject to the execution and nonrevocation of a release agreement, an employee who is an executive officer at the time of the Change in Control would receive the following severance benefits under the Plan:

•	A cash severance payment equal to, with respect to the Chief Executive Officer of the Company, two times or, with respect to any other executive officer, one times the annual base salary and the target annual cash bonus;

•	A prorated portion of the target annual cash bonus based on the period from the beginning of the corresponding year to the date of the Change in Control Termination;

•	Acceleration of all unvested equity awards, with any performance-based equity award vested at target level and with the opportunity to exercise any outstanding vested option award until the earlier of the expiration of such award and the fifth anniversary of the date of the Change in Control Termination; and

•	The opportunity to continue coverage under specified welfare benefit plans of the Company for, with respect to the Chief Executive Officer of the Company, twenty four months or, with respect to any other executive officer, twelve months following the date of the Change in Control Termination.

Involuntary Termination.

In the event of an Involuntary Termination of an executive officer of the Company and subject to the execution and nonrevocation of a release agreement, such executive officer would receive the following severance benefits under the Plan:

•	A cash severance payment equal to, with respect to the Chief Executive Officer of the Company, two times or, with respect to any other executive officer, one times the annual base salary;

•	A prorated portion of the annual cash bonus based on actual performance against performance targets and based on the period from the beginning of the year to the date of the Involuntary Termination;

•	A prorated portion of each equity award based on actual performance against performance targets for such award and the period from the date of grant of such award to the date of Involuntary Termination, subject to the original time-vesting requirement for such award and, with respect to any option award, the right to exercise any vested option award until the earlier of the expiration of such option award and the fifth anniversary of the date of the Involuntary Termination; and

•	The opportunity to continue coverage under specified welfare benefit plans of the Company for, with respect to the Chief Executive Officer of the Company, twenty four months or, with respect to any other executive officer, twelve months following the date of the Involuntary Termination.

The foregoing is a summary of the terms and conditions of the Plan and is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference in this Item 5.02 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit Description

10.1	Fortive Corporation Severance and Change in Control Plan for Officers, effective March 27, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTIVE CORPORATION

By:	/s/ Daniel B. Kim
	Name:	Daniel B. Kim
	Title:	Vice President - Associate General Counsel

Date: March 31, 2017

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Fortive Corporation Severance and Change in Control Plan for Officers, effective March 27, 2017.